LU10138FL                                                       (8/01)
                         ALLSTATE LIFE INSURANCE COMPANY
                          (herein called "we" or "us")


                             Amendatory Endorsement


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

The following changes are made to your Contract.


(a) The first paragraph in the Six-Month Dollar Cost Averaging Fixed Account provision in your Contract is deleted and replaced with the following:

Money in the Six-Month Dollar Cost Averaging Fixed Account will earn interest at the effective annual rate in effect at the time of allocation to the Six-Month Dollar Cost Averaging Fixed Account. The amount of your initial purchase payment allocated to the Six-Month Dollar Cost Averaging Fixed Account must be at least $500. We reserve the right to impose a minimum amount on allocations of subsequent purchase payments that are made to the Six-Month Dollar Cost Averaging Fixed Account. Each purchase payment and attributed earned interest in the Six-Month Dollar Cost Averaging Fixed Account must be transferred to Sub-accounts of the Variable Account according to your current allocation instructions in substantially equal monthly installments within the selected transfer period. You may select a transfer period of no more than 6 months. If you discontinue the Dollar Cost Averaging program before the end of the transfer period, the remaining balance in the Six-Month Dollar Cost Averaging Fixed Account will be transferred to the money market Variable Sub-account unless you request a different Investment Alternative. At the end of the transfer period, any nominal amounts remaining in the Six-Month Dollar Cost Averaging Fixed Account will automatically be allocated to the money market Variable Sub-account.


b) The first paragraph in the Twelve-Month Dollar Cost Averaging Fixed Account provision in your Contract is deleted and replaced with the following:

Money in the Twelve-Month Dollar Cost Averaging Fixed Account will earn interest at the effective annual rate in effect at the time of allocation to the Twelve-Month Dollar Cost Averaging Fixed Account. The amount of your initial purchase payment allocated to the Twelve-Month Dollar Cost Averaging Fixed Account must be at least $500. We reserve the right to impose a minimum amount on allocations of subsequent purchase payments that are made to the Twelve-Month Dollar Cost Averaging Fixed Account. Each purchase payment and attributed earned interest in the Twelve-Month Dollar Cost Averaging Fixed Account must be transferred to Sub-accounts of the Variable Account according to your current allocation instructions in substantially equal monthly installments within the selected transfer period. You may select a transfer period of no more than 12 months. If you discontinue the Dollar Cost Averaging program before the end of the transfer period, the remaining balance in the Twelve-Month Dollar Cost Averaging Fixed Account will be transferred to the money market Variable Sub-account unless you request a different Investment Alternative. At the end of the transfer period, any nominal amounts remaining in the Twelve- Month Dollar Cost Averaging Fixed Account will automatically be allocated to the money market Variable Sub-account.


(c) The third major bullet in the Transfer provision in your Contract is deleted and replaced with the following:

o Transfers from amounts allocated to Guaranteed Periods of the Standard Fixed Account are subject to the following restrictions. A maximum of 25% of the initial amount allocated to any Guarantee Period may be transferred and/or partially withdrawn from that Guarantee Period during any year. A year is measured from the date the Guarantee Period is established. The 25% limitation is non-cumulative from year to year.



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(d) The Variable Amount Income Payments provision in your Contract is deleted and replaced with the following:

The Initial Variable Amount Income Value is determined by applying the applicable portion you specify of the Contract Value on the Payout Start Date to Variable Amount Income Payments as described in the Income Payment Provision above, less any applicable tax, to the appropriate value for the selected Income Plan. The Income Plan value will be based on the Annuity 2000 Mortality Table and the selected Assumed Investment Rate. See the Income Payment Tables section for income payments for selected ages and income plans based on a 3% Assumed Investment Rate.

The portion of the Initial Variable Amount Income Value based upon a particular Variable Sub-account is determined by applying the portion of the Contract Value allocated to that Sub-account, less any applicable premium tax, to the appropriate Income Plan value described above. This portion of the Initial Variable Amount Income Value is divided by the Annuity Unit Value on the Payout Start Date for that Variable Sub-account to determine the number of Annuity Units from that Sub-account which will be used to determine your actual Variable Amount Income Payments. Actual Variable Amount Income Payments (including your first Variable Amount Income Payment) will vary depending on changes in the Annuity Unit Values for the Sub-accounts upon which the income payments are based. Unless Annuity Transfers are made between Sub-accounts, each income payment from that Sub-account will be that number of Annuity Units times the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is calculated.


(e) The first paragraph in the Income Protection Option provision in your Contract is deleted and replaced with the following:

You may elect to add the Income Protection Option to an Income Plan only if you have selected Variable Amount Income Payments for that Income Plan. This Option may only be selected at the time you choose to annuitize your Contract. If you elect the Income Protection Option we guarantee that after the Initial Variable Income Payment Value as described above is determined, the amount you receive under each Income Plan to which the Income Protection Option applies will never be less than 85% of the Initial Variable Amount Income Value (the Income Protection ) under such Income Plan (subject to an adjustment for any Payout Withdrawals you take as described below).


(f) The following statement is added to the first paragraph in the Annuity Transfers provision in your Contract:

Multiple transfers on a single trading day are considered a single transfer.


(g) The second paragraph of the General Payout Withdrawal provision in your Contract is deleted and replaced with the following:

You must specify the Income Plan(s) from which you wish to make a Payout Withdrawal. We will deduct the Payout Withdrawal proportionately from the Sub-accounts which support such Income Plan(s).


Except as amended in this endorsement, the Contract remains unchanged.

              Secretary                   Chairman and Chief Executive Officer
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